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


EXHIBIT 12.01


HAYNES INTERNATIONAL, INC.
RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES



                                         1993       1994      1995      1996       1997
Line 1  Income (Loss) before         $(11,717)  $(60,446)  $(5,458)  $   160  $   3,705
        income taxes, extraordinary
        item and cumulative effect
        of change in accounting
        principle
Line 2  Interest on indebtedness       16,792     18,236    18,789    20,638     19,464
Line 3  Amortization of debt            2,120      1,680     1,444     1,353      1,144
        issuance costs
Line 4  Estimated interest portion        536        522       477       464        589
        of rental expense
Line 5  Total earnings before fixed  $  7,731   $(40,008)  $15,252   $22,615  $  24,902
        charges
Line 6  Interest on indebtedness     $ 16,792   $ 18,236   $18,789   $20,638  $19,596(1)
Line 7  Amortization of debt            2,120      1,680     1,444     1,353      1,144
        issuance costs
Line 8  Estimated interest portion        536        522       477       464        589
        of rental expense
Line 9  Total fixed charges          $ 19,448   $ 20,438   $20,710   $22,455  $  21,329
        Ratio of earnings before     N/A(2)     N/A(2)     N/A(2)       1.01       1.17
        Fixed charges to fixed
        charges



(1) Includes $132 of capitalized interest expense.
(2) Earnings before fixed charges were insufficient to cover fixed charges.
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